EXHIBIT 10.(b)

Employment Agreement

Between

Phazar Corp

and

Robert Fitzgerald

1.	Positions: Robert Fitzgerald ("Fitzgerald") will serve as Director, President and Chief Executive Officer for Phazar Corp (the "Company").

2.	Start Date: Effective October 1, 2012

3.	Base Compensation: $180,000 per year, payable bi-weekly as an employee of Antenna Products Corporation.

4.
Incentive Compensation: Company standard profit sharing contributions to the 401(k) retirement plan and participation in the Phazar Corp 2006  Incentive Stock Option Plan and the 2009 Equity Incentive Plan.

5.
Stock Options: The Company shall award Fitzgerald options to purchase 160,000 shares of Phazar Corp stock at the closing price on the start date of his employment, October 1, 2012, to be vested on the following schedule:

September 30, 2013 40,000 shares September 30, 2014 30,000 shares September 30, 2015 30,000 shares September 30, 2016 30,000 shares September 30, 2017 30,000 shares

a.	Death or incapacity: In the event of death or incapacity, any options which would have vested in the fiscal year in which death or incapacity occurs will be vested in that fiscal year end (June 30).

b.
Severance: In the event of severance, Fitzgerald must exercise any outstanding options within ninety (90) days of severance. If Fitzgerald is terminated not-for-Cause and not related to change of control, Fitzgerald will receive accelerated vesting of his options due within the next year. If Fitzgerald is terminated related to a change in control of more than 50% of the company, then all options will immediately vest and shall remain vested for the remaining term of the option. "Cause" for termination of Fitzgerald's employment shall exist if Fitzgerald willfully fails to substantially perform his duties and responsibilities to the Company, commit any act of fraud, embezzlement, dishonesty or other willful misconduct that causes or would likely cause material injury to the Company, use or disclose without authorization any proprietary information or trade secrets of the Company (or other parties to whom Fitzgerald owes an obligation of confidentiality as a result of this relationship with the Company), or willfully breach his obligations under any agreement with the Company. “Cause” is also not definedas Fitzgerald willfully separating from the Company.

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6.
At-will employment:  Notwithstanding the Company’s obligation, Fitzgerald’s employment with the Company will be on an “at-will” basis, meaning that either Fitzgerald or the Company may terminate Fitzgerald’s employment at any time for any reason or no reason without further obligation or liability.

7.	Indemnification: Fitzgerald will be covered by the directors and officers insurance which the Company has on all present directors and officers.

8.	This Agreement replaces and supersedes any and all previous employment agreements whether written or oral.

PHAZAR CORP

/s/JAMES W. KENNEY
By: James W. Kenney
Title: Executive Committee Chairman

Accepted This October 1, 2012

/s/ROBERT FITZGERALD
Robert Fitzgerald

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